Exhibit 4.2

SECOND SUPPLEMENTAL INDENTURE

This Second Supplemental Indenture, dated as of July 14, 2006 (this “Second Supplemental Indenture”), among Aleris International, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), the subsidiary guarantors (the “Subsidiary Guarantors”) named in the Indenture (as defined below) and JPMorgan Chase Bank, N.A., as Trustee under the Indenture.

WITNESSETH:

WHEREAS, the Company, the Subsidiary Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of October 6, 2003 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an aggregate principal amount of $210.0 million of 10 3/8% Senior Secured Notes due 2010 of the Company (the “Securities”);

WHEREAS, Section 9.2 of the Indenture provides that the Company and the Trustee may make certain amendments to the Indenture with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding;

WHEREAS, the Company distributed an Offer to Purchase and Consent Solicitation Statement dated as of June 30, 2006 (the “Offer to Purchase”), in order to, among other things, make an offer to purchase (the “Offer”) all outstanding Notes upon terms and conditions described in the Offer to Purchase and to solicit consents (the “Consents”) from the Holders to amendments to the Indenture (the “Amendments”);

WHEREAS, Holders of at least a majority in aggregate principal amount of the Notes outstanding have given and, as of the date hereof, have not withdrawn their consent to the Amendments and

WHEREAS, the execution of this Second Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture, the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel with respect to such authorization, and all things necessary to make this Second Supplemental Indenture a valid agreement of the Company and the Trustee in accordance with its terms have been done.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

ARTICLE I

Definitions

SECTION 1.1 Defined Terms. As used in this Second Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Second Supplemental Indenture refer to this Second Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Effect

SECTION 2.1 Effect. This Second Supplemental Indenture shall become effective upon its execution and delivery by the parties hereto. Notwithstanding the foregoing, the amendments set forth in Article 3 below shall only become operative when validly tendered Notes representing at least a majority of the then aggregate outstanding principal amount of the Notes (excluding for such purposes any Notes owned by the Company or any of its Affiliates) are accepted for purchase pursuant to the Offer. If, after the date hereof, either the Offer is terminated or withdrawn or all payments in respect of the Notes accepted for payment pursuant to the Offer are not made on the Payment Date (as defined in the Offer to Purchase), the amendments set forth in Article 3 hereof shall have no effect and the Indenture shall be deemed to be amended so that it reads the same as it did immediately prior to the date hereof.

ARTICLE III

Amendments

SECTION 3.1 Amendments to the Indenture. The Indenture is hereby amended as follows:

(i) Sections 3.2, 3.3, 3.4, 3.7, 3.8, 3.9, 3.11, 3.15, 3.16 and 3.19 are hereby amended by deleting all such Sections in their entirety and all references thereto contained elsewhere in the Indenture in their entirety and these Sections shall be of no further force and effect and the words “[INTENTIONALLY OMITTED]” shall be inserted, in each case, in place of the deleted text;

(ii) The text of Section 3.6 is hereby amended to read as follows:

“The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Restricted Subsidiaries), whether owned on the date of this Indenture or acquired after that date, which Lien is securing any Indebtedness.”

(iii) The text of Section 3.14 is hereby amended to read as follows:

“Except as otherwise provided in this Article III, Article IV and Section 10.2(b), the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence.”

(iv) The text of Section 4.1 is hereby amended to read as follows:

“The Company will not consolidate with or merge with or into, or convey, transfer or lease all of or substantially all of its assets to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the Securities, this Indenture, the Registration Rights Agreement and the Collateral Documents (as applicable) and shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the Successor Company, together with such financing statements as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant states;

(2) [Intentionally omitted];

(3) [Intentionally omitted];

(4) each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (1) shall apply) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person’s obligations in respect of this Indenture and the Securities and its obligations under the Registration Rights Agreement and Collateral Documents shall continue to be in effect; and

(5) [Intentionally omitted];

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture and the Collateral Documents, but, in the case of a lease of all or substantially all of its assets, the predecessor Company will not be released from the obligation to pay the principal of and interest on the Securities.

Any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company and the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction.”

(v) The text of Section 6.1 is hereby amended to read as follows:

“Each of the following is an “Event of Default”:

(1) default in any payment of interest or additional interest, (as required by the Registration Rights Agreement) on any Security when the same becomes due and payable, and such default continues for a period of 30 days;

(2) default in the payment of principal of or premium, if any, on any Security when the same becomes due and payable at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3) failure by the Company or any Subsidiary Guarantor to comply with its obligations under Article IV or Section 10.2;

(4) failure by the Company to comply with any of its obligations under Section 3.5, Section 3.6, Section 3.10, Section 3.12 or Section 3.21 (in each case, other than a failure to purchase Securities when required under this Indenture, which failure shall constitute an Event of Default under Section 6.1(2)) and such failure continues for 30 days after the notice specified below;

(5) failure by the Company to comply with any of its other agreements contained in this Indenture, the Collateral Documents or under the Securities (other than those referred to in (1), (2), (3) or (4) above), and such default continues for 60 days after the notice specified below;

(6) [Intentionally omitted];

(7) the Company pursuant to or within the meaning of any Bankruptcy Law:

(a)	commences a voluntary case or proceeding;

(b)	consents to the entry of judgment, decree or order for relief against it in an involuntary case or proceeding;

(c)	consents to the appointment of a Custodian of it or for any substantial part of its property;

(d)	makes a general assignment for the benefit of its creditors;

(e)	consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it;

(f)	takes any corporate action to authorize or effect any of the foregoing; or

(g)	takes any comparable action under any foreign laws relating to insolvency; or

(8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a)	is for relief in an involuntary case against the Company pursuant to or within the meaning of any Bankruptcy Law;

(b)	appoints a Custodian for all or substantially all of the property of the Company pursuant to or within the meaning of any Bankruptcy Law; or

(c)	orders the winding up or liquidation of the Company pursuant to or within the meaning of any Bankruptcy Law; and

(d)	in each case the order, decree or relief remains unstayed and in effect for 90 days;

(9) [Intentionally omitted];

(10) any Subsidiary Guarantee ceases to be in full force and effect (except as contemplated by the terms of this Indenture) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor denies or disaffirms its obligations under this Indenture or its Subsidiary Guarantee; or

(11) with respect to any Collateral having a fair market value in excess of $10.0 million, individually or in the aggregate, (A) the security interest under the Collateral Documents, at any time, ceases to be in full force and effect for any reason other than in accordance with their terms and the terms of this Indenture and other than the satisfaction in full of all obligations under this Indenture and discharge of this Indenture, (B) any security interest created thereunder or under this Indenture is declared invalid or unenforceable, or (C) the Company or any Subsidiary Guarantor asserts, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

Notwithstanding the foregoing, a Default under clauses (4) or (5) of this Section 6.1 will not constitute an Event of Default until the Trustee or the Holders of 25% or more in principal amount of the outstanding Securities notify the Company of the Default (and the Trustee in case of a notice from Holders), in writing, which notice shall specify that it constitutes a notice of Default, and the Company does not cure such Default within the time specified in clauses (4) or (5) of this Section 6.1 after receipt of such notice.

The Company shall deliver to the Trustee, within 10 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any Default or Event of Default under clauses (3), (4), (5), (7), (8), (10) or (11) of this Section 6.1, which such notice shall contain the status thereof and a description of the action being taken or proposed to be taken by the Company in respect thereof.

In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Securities pursuant to the optional redemption provisions of this Indenture or were required to repurchase the Securities, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Securities. If an Event of Default occurs prior to October 15, 2007 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Securities prior to October 15, 2007, the premium specified in this Indenture as of the earliest optional redemption date shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Securities.”

(vi) The text of Section 8.1 is hereby amended to read as follows:

“(a) Subject to Section 8.1(c), when (i)(x) the Company delivers to the Trustee all outstanding Securities (other than Securities replaced or paid pursuant to Section 2.9) for cancellation or (y) all outstanding Securities not theretofore delivered for cancellation have become due and payable, whether at maturity or upon redemption or will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption pursuant to Article V hereof and the Company or any Subsidiary Guarantor irrevocably deposits or causes to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders money in U.S. dollars in an amount, non-callable U.S. Government Obligations, which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than the due date of any payment, money in an amount, or a combination of U.S. dollars and such U.S. Government Obligations, sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on such Securities not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; (ii) [intentionally omitted]; (iii) the Company or any Subsidiary Guarantor have paid or caused to be paid all sums payable under this Indenture, the Collateral Documents and the Securities; and (iv) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of such Securities at maturity or the Redemption Date, as the case may be, then the Trustee shall acknowledge satisfaction and discharge of this Indenture and release of all Liens on the Collateral with respect to the Securities on demand of the Company (accompanied by an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent specified herein relating to the satisfaction and discharge of this Indenture have been complied with) and at the cost and expense of the Company. If U.S. Government Obligations shall have been deposited in connection with such satisfaction and discharge, then as a further condition to such satisfaction and discharge, the Trustee shall have received a certificate from a nationally recognized firm of independent accountants to the effect set forth in Section 8.2(2).

(b) Subject to Sections 8.1(c) and 8.2, the Company at any time may terminate (i) all its obligations under the Securities, this Indenture and the Collateral Documents (including all Liens on the Collateral) (“legal defeasance option”), and after giving effect to such legal defeasance, any omission to comply with such obligations shall no longer constitute a Default or Event of Default or (ii) its obligations under Section 3.5, Section 3.6, Section 3.10, Section 3.12, Section 3.21 and Section 4.1(3), and the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply with such covenants shall no longer constitute a Default or an Event of Default under Section 6.1(4)

and the operation of Section 6.1(5) (to the extent applicable to such defeased covenants) and Section 6.1(10), and the events specified in such Sections shall no longer constitute an Event of Default (clause (ii) being referred to as the “covenant defeasance option”), but except as specified above, the remainder of this Indenture, the Collateral Documents and the Securities shall be unaffected thereby. The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, the Subsidiary Guarantees in effect at such time shall terminate and the Liens on the Collateral shall terminate and shall be released with respect to the Securities.

If the Company exercises its legal defeasance option, payment of the Securities may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of the Securities may not be accelerated because of an Event of Default specified in Section 6.1(4) (as such Section relates to Section 3.5, Section 3.6, Section 3.10, Section 3.12 and Section 3.21), Section 6.1(5) (to the extent applicable to such defeased covenants) or Section 6.1(10), or because of the failure of the Company to comply with Section 4.1(3).

Upon satisfaction of the conditions set forth herein and upon request and expense of the Company, the Trustee shall acknowledge in writing the discharge of those obligations that the Company terminates.

(c) Notwithstanding the provisions of Sections 8.1(a) and (b) to the extent relating to a legal defeasance, the Company’s obligations in Sections 2.2, 2.3, 2.4, 2.5, 2.6, 2.9, 2.10, 2.11, 2.12, 3.13, 3.14, 3.17, 3.18, 6.7, 7.7 and 7.8 and in this Article VIII shall survive until the Securities have been paid in full. Thereafter, the Company’s obligations in Sections 7.7, 8.4 and 8.5 shall survive.”

(vii) The text of Section 8.2 is hereby amended to read as follows:

“The Company may exercise its legal defeasance option or its covenant defeasance option only if:

(1) the Company irrevocably deposits in trust with the Trustee for the benefit of the Holders money in U.S. dollars in an amount, or U.S. Government Obligations, which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than the due date of any payment, money in an amount, or a combination of U.S. dollars or such U.S. Government Obligations, sufficient without consideration of any reinvestment of interest, to pay and discharge the principal, premium, if any, and interest on the Securities to maturity or redemption, as the case may be;

(2) the Company delivers to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, and interest when due on all the Securities to maturity or redemption, as the case may be;

(3) [Intentionally omitted];

(4) such deposit shall not result in a breach or violation of, or constitute a Default under, the Collateral Documents;

(5) [Intentionally omitted];

(6) [Intentionally omitted];

(7) [Intentionally omitted];

(8) If the Securities are to be redeemed prior to Stated Maturity, notice of such redemption shall have been duly given pursuant to this Indenture or provision therefor satisfactory to the Trustee shall have been made; and

(9) the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for herein relating to either the legal defeasance or covenant defeasance, as the case may be, as contemplated by this Article VIII have been complied with.”

(viii) The definition of “Permitted Lien” is hereby amended by adding a new clause (25) as follows:

“(25) Liens on any property or assets not constituting Collateral or Liens that would not materially and adversely affect the first priority Lien and security interest of the Securityholders in the Collateral.”

(ix) Any definitions used exclusively in the provisions of the Indenture or Notes that are deleted pursuant to this Article 3, and any definitions used exclusively within such definitions, are hereby deleted in their entirety from the Indenture and the Notes, and all references in the Indenture and the Notes to paragraphs, Sections, Articles or other terms or provisions of the Indenture referred to in this Article 3 above or that have been otherwise deleted pursuant to this Second Supplemental Indenture are hereby deleted in their entirety.

ARTICLE IV

Miscellaneous

SECTION 3.1 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Second Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.2 Governing Law. This Second Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.3 Severability Clause. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.4 Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Second Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

SECTION 3.5 Counterparts. The parties hereto may sign one or more copies of this Second Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

SECTION 3.6 Headings. The headings of the Articles and the sections in this Second Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

ALERIS INTERNATIONAL, INC.

By:	/s/ Sean M. Stack
	Name:	Sean M. Stack
	Title:	Senior Vice President

ALCHEM ALUMINUM SHELBYVILLE INC.
ALCHEM ALUMINUM, INC.
ALERIS BLANKING AND RIM PRODUCTS, INC.
COMMONWEALTH ALUMINUM CONCAST, INC.
COMMONWEALTH ALUMINUM SALES CORPORATION
COMMONWEALTH INDUSTRIES, INC.
GULF REDUCTION CORPORATION
IMCO INTERNATIONAL, INC.
IMCO INVESTMENT COMPANY
IMCO RECYCLING OF CALIFORNIA, INC.
IMCO RECYCLING OF IDAHO INC.
IMCO RECYCLING OF ILLINOIS INC.
IMCO RECYCLING OF INDIANA INC.
IMCO RECYCLING OF OHIO INC.
IMCO RECYCLING OF UTAH INC.
IMCO RECYCLING SERVICES COMPANY
IMSAMET, INC.
INTERAMERICAN ZINC, INC.
METALCHEM, INC.
MIDWEST ZINC CORPORATION
ROCK CREEK ALUMINUM, INC.
SILVER FOX HOLDING COMPANY
U.S. ZINC CORPORATION
U.S. ZINC EXPORT CORPORATION WESTERN ZINC CORPORATION

By:	/s/ Sean M. Stack
	Name:	Sean M. Stack
	Title:	Senior Vice President

CI HOLDINGS, LLC

By: Commonwealth Industries, Inc., its sole member

By:	/s/ Sean M. Stack
	Name:	Sean M. Stack
	Title:	Senior Vice President

CA LEWISPORT, LLC

By: Commonwealth Industries, Inc., its sole member

By:	/s/ Sean M. Stack
	Name:	Sean M. Stack
	Title:	Senior Vice President

COMMONWEALTH ALUMINUM, LLC

By: Commonwealth Aluminum Concast, Inc., its sole member

By:	/s/ Sean M. Stack
	Name:	Sean M. Stack
	Title:	Senior Vice President

COMMONWEALTH ALUMINUM LEWISPORT, LLC

By: CA Lewisport, LLC, its managing member

By: Commonwealth Industries, Inc., its sole member

By:	/s/ Sean M. Stack
	Name:	Sean M. Stack
	Title:	Senior Vice President

COMMONWEALTH ALUMINUM METALS, LLC

By: Commonwealth Aluminum Lewisport, LLC, its sole member

By: CA Lewisport, LLC, its managing member

By: Commonwealth Industries, Inc., its sole member

By:	/s/ Sean M. Stack
	Name:	Sean M. Stack
	Title:	Senior Vice President

COMMONWEALTH ALUMINUM TUBE ENTERPRISES, LLC

By: Commonwealth Aluminum Concast, Inc., its sole member

By:	/s/ Sean M. Stack
	Name:	Sean M. Stack
	Title:	Senior Vice President

IMCO MANAGEMENT PARTNERSHIP L.P.

By: IMCO Recycling Inc., its general partner

By:	/s/ Sean M. Stack
	Name:	Sean M. Stack
	Title:	Senior Vice President

IMCO INDIANA PARTNERSHIP L.P.

By: IMCO Energy Corp., its general partner

By:	/s/ Sean M. Stack
	Name:	Sean M. Stack
	Title:	Senior Vice President

IMCO RECYCLING OF MICHIGAN LLC

By: IMCO Recycling Inc., its manager

By:	/s/ Sean M. Stack
	Name:	Sean M. Stack
	Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A., as Trustee

By:	/s/ Rebecca A. Newman
	Name:	Rebecca A. Newman
	Title:	Vice President